Integrated BioPharma Reports Results for its Fiscal Year Ended June 30, 2020

HILLSIDE, NEW JERSEY (September 23, 2020) - Integrated BioPharma, Inc. (OTC QB: INBP) (the “Company”) reports its financial results for the fiscal year ended June 30, 2020.

Revenues for the fiscal year ended June 30, 2020 were $52.8 million compared to $50.0 million for the fiscal year ended June 30, 2019, an increase of $2.8 million or 5.6%.  The Company had operating income for the fiscal year ended June 30, 2020 of $3.3 million compared to operating income of $2.7 million for the fiscal year ended June 30, 2019.

For the fiscal year ended June 30, 2020, the Company had net income of $4.1 million or $0.14 per share of common stock, compared with net income of $1.7 million or $0.06 per share of common stock for the fiscal year ended June 30, 2019.  The Company’s diluted net income per share of common stock for the fiscal years ended June 30, 2020 and 2019 were $0.13 and $0.06 per share of common stock, respectively.

“Our annual revenues increased by approximately 6% and our revenues from our two significant customers in our Contract Manufacturing Segment remained consistent; contributing approximately 92% and 91% in the fiscal years ended June 30, 2020 and 2019, respectively”, stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.  Mrs. Sheppard and Ms. Kay further stated, “While operating a business under the COVID-19 guidelines remains a concern, we continue to operate and strive to both meet our customer’s needs and provide ongoing employment for our staff.”

A summary of our financial results for the fiscal year ended June 30, 2020 and 2019 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share amounts)
(unaudited)
	Fiscal Year Ended
	June 30,
	2020	2019

Total revenue	$52,769	$49,977
Cost of sales	46,042	43,755
Gross profit	6,727	6,222
Selling and administrative expenses	3,468	3,518
Operating income	3,259	2,704
Other expense, net (1)	(171)	(662)

Income before income taxes	3,088	2,042
Income tax (benefit) expense, net	(1,020)	354
Net income	$4,108	$1,688

Net income per common share:
Basic	$0.14	$0.06
Diluted	$0.13	$0.06
Weighted average common shares outstanding:
Basic	29,572,255	28,930,495
Diluted	31,157,250	29,586,550

(1)  Includes change in market value of investments of $103 and $(23), respectively, a non cash item.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at www.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include developments in the market and related products and services and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K.  Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.